CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2026, relating to the financial statements and financial highlights of Kingsbarn Tactical Bond ETF, a series of ETF Opportunities Trust, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Management and Other Service Providers” and “Financial Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
March 27, 2026